Exhibit 10.71

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”), dated as of the 31st day of December, 2008, is made by and between The Children’s Place Retail Stores, Inc. (the “Corporation”) and Charles K. Crovitz (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Corporation and the Executive are parties to an Employment Agreement, dated as of September 26, 2007 (the “Agreement”);

WHEREAS, the Corporation and the Executive desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, for and in consideration of the foregoing, the Corporation and the Executive hereby agree as follows:

1.             Section 6.01 of the Agreement is hereby amended to provide the following at the end thereof.

“Notwithstanding any provision set forth in this Section 6.01 to the contrary: (i) if Executive becomes entitled to continuation of his Base Salary as provided herein, the commencement of such payments shall occur immediately following the effective date of the release of claims referred to above; (ii) if Executive becomes entitled to a payment in respect of the Performance Bonus as provided herein, such payment shall be made within 75 days following the end of the applicable performance year under the Annual Management Incentive Bonus Plan, and in no event later than the time that would cause such payment to be subject to an “additional tax” under Section 409A of the Code; and (iii) if Executive is required to execute a general release of claims as provided herein and as set forth in Exhibit B of this Agreement, Executive shall execute such release of claims within 21 days following his termination of employment (or such longer period if and to the extent required under applicable law).”

2.             Section 6.02 of the Agreement is hereby amended and restated to read, in its entirety, as follows:

“Compensation Upon Termination By Reason of Death or Disability or For Cause. In addition to Executive’s rights under subsections 6.04, 6.05, and 6.06, if Executive’s employment hereunder is terminated by reason of Executive’s death or Disability, Executive (or his legal representative, his estate, heirs or distributes) shall be entitled to receive (i) any amount of Base Salary theretofore earned but not yet paid, as well as any earned but unpaid Performance Bonus with respect to any fiscal year of the Company that has ended prior to the date of termination, which amounts shall be paid within 10 days of Executive’s termination of employment hereunder, and (ii) a pro rata portion of the Performance Bonus earned through the date of termination for the fiscal year in which termination occurs.  The pro rata Performance Bonus will be calculated in the same manner, and paid at the same time, as calculated under subsection 6.01. Payment to Executive of the compensation provided by clause (ii) of this subsection is subject to execution by Executive (or his legal representative, estate, heirs or distributes) of a general release in the form attached hereto as Exhibit B, which shall be executed within 21 days following his termination of employment hereunder (or such longer period if and to the extent required under applicable law).”

3.             Section 7.06 of the Agreement is hereby amended to provide the following at the end thereof.

“This Agreement is intended to comply with Section 409A of the Code and the regulations thereunder such that no payment made, or benefit provided, to Executive hereunder shall be subject to an “additional tax” within the meaning of Section 409A of the Code.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment from Employer unless he would be considered to have incurred a “separation from service” from Employer within the meaning of Treasury Regulation §1.409A-1(h).  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment hereunder.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

4.             This Amendment may be executed in counterparts, each of which shall constitute an original, but both of which together shall constitute one and same instrument.  This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.  Except as specifically amended hereby, the Agreement, remains otherwise unmodified and in full force and effect, and is hereby ratified by the Corporation and the Executive.

IN WITNESS WHEREOF, the parties have signed this Amendment to Employment Agreement as of the day and year set forth above.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ Susan J. Riley
Executive Vice President

/s/ Charles K. Crovitz

CHARLES K. CROVITZ